Exhibit 99.1

DATALINK EXPECTS TO EXCEED 2010 FOURTH QUARTER REVENUE AND EPS GUIDANCE

Record Revenues for the Fourth Quarter Fueled by Strong Technology Spending and Sales of Data Center Solutions

CHANHASSEN, Minn., January 17, 2011 — Datalink (Nasdaq: DTLK), a leading provider of data center infrastructure and services, today announced that it expects to significantly exceed its previous revenue and earnings guidance for the fourth quarter of 2010.  The company now expects fourth quarter 2010 revenues to be approximately $90 million.  This is up over 70% from revenues of $51.8 million in the fourth quarter of 2009, and up over 45% from revenues of $60.2 million in the third quarter of 2010.  At the end of the third quarter of 2010 the company had provided revenue guidance of between $75.0 million and $80.0 million for the fourth quarter of 2010.

On a GAAP basis the company expects earnings per share to be in the range of $0.15 per share to $0.18 per share.  On a non-GAAP basis the company expects earnings per share in the range of $0.21 per share to $0.24 per share.  The company’s previous guidance was for GAAP earnings per share to be in the range of $0.09 per share to $0.13 per share and non-GAAP earnings to be in the range of $0.12 per share to $0.16 per share.

The company ended the year with a record fourth quarter backlog of over $47 million. This compares to a $46 million backlog at the end of 2009, which was previously a record for the fourth quarter.

Paul Lidsky, Datalink’s president and CEO, commented, “I am pleased with such a strong finish to 2010 and the momentum it provides for 2011.  We continued to see strong demand for our data center solutions during the quarter as result of a steadily increasing trend in technology spending, coupled with the success from our previous investments to expand Datalink’s market share around data center solutions. Another key driver of the revenue growth was our success in closing several multi-million dollar sales at Fortune 100 companies during the quarter.  We believe that this market share expansion is vital to our long-term success.  Although these transactions carry lower gross margins, they allow us entry into new customer accounts with the potential for significant future business.  As a result we expect to see our overall fourth quarter gross margins decline to approximately 22.0%, compared to 24.1% in the third quarter of 2010.”

The company will report its fourth quarter financial results and hold an investor conference call after the market closes on February 17, 2011.

About Datalink

A complete data center solutions and services provider for Fortune 500 and mid-tier enterprises, Datalink transforms data centers so they become more efficient, manageable and responsive to changing business needs. Datalink helps leverage and protect storage, server, and network investments with a focus on long-term value, offering a full lifecycle of services, from consulting and design to implementation, management and support. Datalink solutions span virtualization and consolidation, data storage and protection, advanced networks, and business continuity. Each delivers measurable performance gains and maximizes the business value of IT. For more information, call 800.448.6314 or visit www.datalink.com.

This press release contains forward-looking statements, including information about management’s view of Datalink’s future expectations, plans and prospects, including internal projections of anticipated 2010 results, within the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors which may cause the results of Datalink to be materially different than those expressed or implied in such statements.  Certain of these risk factors and others are included in documents Datalink files with the Securities and Exchange Commission, including but not limited to, its annual report on Form 10-K , as well as subsequent reports filed with the Securities and Exchange Commission.  Additional risks include, but are not limited to:  the level of continuing demand for storage, including the effects of current economic and credit conditions; competition and pricing pressures and timing of Datalink’s installations that may adversely affect its revenues and profits; fixed employment costs that may impact profitability if it suffers revenue shortfalls; revenue recognition policies that may unpredictably defer reporting of Datalink’s revenues; Datalink’s ability to hire and retain key technical and sales personnel;

Datalink’s dependence on key suppliers; Datalink’s ability to adapt to rapid technological change; risks associated with integrating possible future acquisitions; fluctuations in our quarterly operating results; future changes in applicable accounting rules; and volatility in stock price. Further, Datalink’s revenues for any particular quarter are not necessarily reflected by its backlog of contracted orders, which also may fluctuate unpredictably.

Non-GAAP Details

Non-GAAP financial measures exclude the impact from acquisition accounting adjustments to deferred revenue and costs, stock-based compensation expense, amortization of intangible assets, integration and transaction costs related to acquisitions and the related effects on income taxes.  These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Datalink believes that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Datalink’s results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate Datalink’s results of operations in conjunction with the corresponding GAAP measures.

These non-GAAP financial measures facilitate management’s internal comparisons to the Datalink’s historical operating results and comparisons to competitors’ operating results. We include these non-GAAP financial measures in our earnings announcement because we believe they are useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision making, such as employee compensation planning. Datalink believes that the presentation of these non-GAAP measures when shown in conjunction with the corresponding GAAP measures provides useful information to investors and management regarding financial and business trends relating to its financial condition and results of operations.

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Company Contacts:
Media & Alliances:	Investors & Analysts:
Suzanne Gallagher	Greg Barnum
SVP of Marketing	Vice President and CFO
Phone: 720-566-5110	Phone: 952-944-3462
Email : sgallagher@datalink.com	Email: gbarnum@datalink.com

DATALINK CORPORATION

RECONCILIATION BETWEEN GAAP AND NON-GAAP EARNINGS PER SHARE

(Unaudited)

	Guidance
	December 31,	December 31,
	2010	2009

Net earnings (loss) per share on a GAAP basis - Basic & Diluted	$0.15 - $.018	$(0.01)

Adjustments:
Amortization of intangible assets	$0.03	$0.02
Integration expenses	$0.00	$0.07
Stock based compensation expense	$0.03	$0.02

Non-GAAP net earnings per share - Basic & Diluted	$0.21 - $0.24	$0.10